ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT, dated as of December 30, 1999 (this "Agreement'), among TANGIBLE ASSET GALLERIES, INC., a Nevada corporation ("TAGZ"), and GEHRINGER AND KELLAR, INC., a Pennsylvania corporation d/b/a Keystone Coin & Stamp Exchange ("Keystone") and STEPHEN J. GEHRINGER, KENNETH J. KELLAR, and CURTIS W. MEASE, individuals who are the 100% stockholders of Keystone (together, the "Keystone Stockholders").

WITNESSETH:

A. TAGZ is organized under the laws of the State of Nevada and is one of the leading dealers of Collectibles in the United States.

B. Keystone is engaged in the business of buying and selling Collectibles at the retail and wholesale levels, by mail order, at trade shows or auctions or over the internet or by other means of electronic commerce (collectively, the "Businesses" or, individually, the "Business"), and TAGZ intends to integrate the products and services offered by Keystone in order to expand the sale of Keystone's products, increase the efficiencies and reduce the operating costs of Keystone and to increase its presence and expand its sales over the Internet.

C. TAGZ desires to acquire all of the outstanding capital stock of Keystone, and Keystone Stockholders desire to sell and transfer and convey all of the outstanding capital stock of Keystone to TAGZ, in exchange for which TAGZ will issue to Keystone Stockholders shares of TAGZ Common Stock.

D. This Agreement is being entered into by the parties as part of a plan of exchange of stock that is intended by the parties to qualify for non-recognition treatment under the Internal Revenue Code of 1986, as amended (the "Code"). However, none of the parties to this Agreement has made or is making any representations or warranties with respect to whether the transactions being consummated pursuant to and as part of such plan will comply with the requirements of the Code or as to the consequences, under applicable federal, state or other tax laws, of such transactions to the parties to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, TAGZ, and Keystone and Keystone Stockholders hereby agree as follows:

                                    ARTICLE I
                            EXCHANGE OF CONSIDERATION

1.1 Sale and Purchase of Keystone Shares. On the terms and subject to the conditions that are set forth in this Agreement, on the Closing Date (as defined in Section 1.3 below) the Keystone Stockholders shall sell, convey, assign, transfer and deliver to TAGZ all of the outstanding shares of Common Stock of Keystone (the "Keystone Shares"), free and clear of all liens, claims, encumbrances, pledges, options, security interests and any other adverse interests of any kind or nature whatsoever, in exchange for the Acquisition Consideration (as defined in Section 1.2 below).

1.2     Acquisition Consideration.

 (a) On the terms and subject to the conditions that are set forth in this Agreement, at the Closing TAGZ shall, as consideration for the sale of Keystone Shares by the Keystone Stockholders to TAGZ, issue to Keystone Stockholders a total of 201,861 validly issued, fully paid and nonassessable shares of Common Stock of TAGZ ("TAGZ Shares"). The TAGZ Shares (as the same may be adjusted pursuant to Paragraph 1.2(b) hereof) shall constitute the "Acquisition Consideration." It is understood and agreed that as between the Keystone Stockholders, Gehringer and Kellar shall each be entitled to 47% of the Acquisition Consideration due the Keystone Stockholders in the aggregate, Mease shall be entitled to 6% of the Acquisition Consideration, and TAGZ may so direct the issuance of the TAGZ Shares as follows: 94,880 each to Gehringer and Kellar, and 12,101 to Mease.

(b) If it is determined that, Keystone Stockholders have not, prior to the Closing Date, discharged fully and completely and without any liability (fixed or contingent) to Keystone, any of Keystone's Pre-Closing Excluded Liabilities (as defined in Section 5.5 hereof), the Acquisition Consideration otherwise required to be paid to Keystone Stockholders at the Closing pursuant to Paragraph 1.2(a) above shall be reduced by the amount of such undischarged Pre-Closing Excluded Liabilities (the "Undischarged Liabilities").

1.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Douglas M. Marinos, Esq., attorney for Keystone and Keystone Stockholders, located at 101 North Cedar Crest Boulevard, Allentown, PA 18104, on January 21, 2000 unless another date, time or place is agreed to in writing by the parties hereto. At the Closing, Keystone Stockholders shall surrender to TAGZ all of the certificates evidencing Keystone Shares (the "Keystone Stock Certificates"), together with one or more stock assignments separate from these certificates, each duly endorsed in blank and with signature guaranteed. In exchange therefor, TAGZ shall deliver to Keystone Stockholders certificates evidencing the TAGZ Shares, issued in the name of Keystone Stockholders. The parties also shall execute and deliver the additional documents and instruments listed on Exhibit B hereto (the "Closing Documents").

1.4 Taking of Necessary Action; Further Action. Each of TAGZ , Keystone and Keystone Stockholders shall take all such reasonable and lawful action as may be necessary or appropriate in order to consummate the transactions contemplated hereby in accordance with this Agreement as promptly as possible. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto will take all such lawful and necessary action.


                                   ARTICLE II
      REPRESENTATIONS AND WARRANTIES OF KEYSTONE AND KEYSTONE STOCKHOLDERS

     Keystone and the Keystone Stockholders hereby jointly and severally represent and warrant to TAGZ that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Keystone to TAGZ that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Company Disclosure Schedule"):

2.1 Organization and Qualification. Keystone is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and it has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, and to operate or lease and to carry on its business as it is now being conducted. Keystone is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary. Except as set forth in Section 2.1 of Keystone Disclosure Schedule, Keystone does not directly or indirectly own any ownership, equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

2.2 Articles of lncorporation and By-Laws. Keystone Stockholders have heretofore furnished to TAGZ a complete and correct copy of Keystone's Articles of Incorporation and By-Laws, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect. Keystone is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

2.3 Capitalization.

(a) The authorized capital stock of Keystone consists of (i) 2000 shares of Keystone Common Stock, par value $100.00 per share. The Keystone Shares (i) consist of a total of 750 shares of Common Stock of Keystone, (ii) constitute 100% of the issued and outstanding shares of capital stock of Keystone, (iii) are validly issued, fully paid and nonassessable and (iv) are owned, beneficially and of record, solely by the Keystone Stockholders. Keystone is not authorized to issue or sell any shares of capital stock other than the Common Stock and has not issued or sold any shares of capital stock other than Keystone Shares.

(b) There are no shares of Common Stock held in treasury or reserved for future issuance pursuant to stock options, warrants or other rights to acquire, by purchase, exchange conversion or otherwise, any shares of Common Stock of Keystone. There are no options, warrants or other rights, and there are no agreements, arrangements or commitments of any character, written or oral, relating to the issued or unissued capital stock of Keystone or obligating Keystone to issue or sell any shares of capital stock of, or other equity interests in, Keystone.

(c) There are no obligations, contingent or otherwise, of Keystone to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any business entity.

(d) Keystone and Keystone Stockholders have furnished to TAGZ a true and complete copy of its stock issuance and transfer records that set forth all issuances, transfers and repurchases of shares of its Common Stock since Keystone's inception. Except as set forth in Section 2.3 of Keystone Disclosure Schedule, there are no Company Certificates that have been lost or are not accounted for and Keystone has not issued any Company Certificates in replacement of any Company Certificates that have been lost, stolen or destroyed or could not be found by any holder thereof.

2.4     Authority Relative to this Agreement.

(a) Keystone has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Keystone and the consummation by Keystone of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action, and no other corporate or stockholder proceedings or actions are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Keystone has determined that it is advisable and in the best interest of Keystone's Keystone Stockholders for Keystone to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by Keystone and, assuming due authorization, execution and delivery by TAGZ, as applicable, constitutes a legal, valid and binding obligation of Keystone enforceable against Keystone in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting rights of creditors, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

2.5 Material Contracts; No Conflicts; Required Filings and Consents.

(a) Section 2.5 of the Keystone Disclosure Schedule includes a list of all promissory notes, mortgages, contracts, leases, licenses, permits, franchises and all other agreements and obligations (including any open obligations to suppliers or customers) to which Keystone is a party or by which it is bound and

(i) which provide for payments either by or to Keystone of more than $1,000 per month or more than $15,000 in the aggregate over any period of time, or (ii) which requires the giving of more than 30 days notice or the payment of any amounts by Keystone as a condition or requirement of its termination or non-renewal by Keystone, or (iii) as to which a termination or non- renewal by the other party or parties thereto, or a breach or default by Keystone, could have a material adverse effect on Keystone, or (iv) which, in the absence of a the obtaining of a consent or approval from the other party or parties thereto, would be breached or violated by reason of the consummation of the transactions contemplated hereby or (v) which imposes any restrictions on the conduct of Keystone's business or any security interests, liens or encumbrances on Keystone's assets (collectively, the "Material Contracts"). Keystone and Keystone Stockholders have furnished true and correct copies of all such Material Contracts to the TAGZ or its counsel.

(b) Except as set forth in Section 2.5 of the Keystone Disclosure Schedule, the execution and delivery of this Agreement by Keystone and Keystone Stockholders does not, and the performance of this Agreement by Keystone and the Keystone Stockholders will not, (i) conflict with or violate the Articles of Incorporation or By-Laws of Keystone, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Keystone or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Keystone's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of Keystone pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Keystone is a party or by which Keystone or any of its properties is bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not have, either individually or in the aggregate, a material adverse effect on Keystone.

(c) Except as set forth in Section 2.5 of the Keystone Disclosure Schedule, the execution and delivery of this Agreement by Keystone and by the Keystone Stockholders does not, and the performance of this Agreement by Keystone and the Keystone Stockholders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any person or any governmental or regulatory authority, domestic or foreign.

2.6 Compliance; Permits.

(a) Except as disclosed in Section 2.6 of the Keystone Disclosure Schedule, Keystone is not in default or violation of, (i) any law, rule, regulation, writ, order, judgment or decree applicable to Keystone or by which any of its properties is bound or affected or (ii) any Material Contract, and no event has occurred which, either with the passage of time or the giving of notice, or both, would constitute a breach or violation of any such law, rule, regulation, writ, order, judgment or decree or any Material Contract.

(b) Except as disclosed in Section 2.6 of the Keystone Disclosure Schedule, Keystone holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Keystone as it is now being conducted (collectively, the "Company Permits"). Keystone is in compliance with the terms of Company Permits, except where the failure to so comply would not have a material adverse effect.
2.7 Financial Statements and Liabilities.

(a) Financial Statements. Keystone and Keystone Stockholders have furnished true and complete copies of the financial statements of Keystone, consisting of balance sheets as of, and related statements of income, cash flow and Keystone Stockholders equity for the twelve month period ended, December 31, 1997 and 1998 and the nine-month period ended September 30, 1999 (the "Keystone Financial Statements"). Keystone Financial Statements were prepared on an accrual basis, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the footnotes thereto), and Keystone Financial Statements fairly present in all material respects the financial position of Keystone as at the respective dates thereof and the results of its operations and cash flows for the periods covered thereby.

(b) No Undisclosed Liabilities. Except as is disclosed in Section 2.7 of the Keystone Disclosure Schedule, Keystone does not have any liabilities (absolute, accrued, contingent or otherwise), except (i) liabilities that individually and in the aggregate are adequately provided for in Keystone's balance sheet (including any related notes thereto) as of September 30, 1999 included in Keystone Financial Statement (the "1999 Keystone Balance Sheet"), (ii) non-material liabilities which were incurred in the ordinary course of business and were not required under generally accepted accounting principles to be reflected on the 1999 Keystone Balance Sheet, or which were incurred after September 30, 1999 in the ordinary course of business and consistent with past practice and which are not, in the aggregate, in excess of $5,000.

2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Keystone Disclosure Schedule, since September 30, 1999, Keystone has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Articles of Incorporation or By-laws of Keystone or any amendments, terminations or non-renewals of or breaches or defaults under any of the Material Contracts; (ii) any damage to or destruction or loss of any assets of Keystone (whether or not covered by insurance); (iii) the commencement or threat of litigation or governmental proceeding or investigation, that, if adversely determined against Keystone, would have a material adverse effect on Keystone or would interfere with the consummation of the transactions contemplated hereby; (iv) any material revaluation by Keystone of any of its assets, including, without limitations writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (v) any other action or event that, if it had occurred after the date of this Agreement and prior to the Closing, would have violated, or required the consent of TAGZ under, Section 5.1 of this Agreement; (vi) the execution of any agreement to do any of the foregoing, or (vii) the occurrence of any event or circumstance or the taking of any action that has had or might have a material adverse effect on Keystone.

2.9 Absence of Litigation. Except as set forth in Section 2.9 of the Keystone Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations (governmental or other) that are pending or, to the knowledge of Keystone or Stockholder, threatened against Keystone, or any properties or rights of Keystone, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

2.10 Employee Benefit Plans, Labor Matters.

(a) Section 2.10 of the Keystone Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or independent contractor or consultant to Keystone.

(b) Except as set forth in Section 2.10 of the Keystone Disclosure Schedule, Keystone is in full compliance with ERISA with respect to any plans described in subparagraph (a) hereof, as well as with all laws and regulations governing the employment of and working conditions of its employees.

2.11 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.11 of the Keystone Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Keystone or Stockholder which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Keystone or the conduct of business by Keystone as currently conducted or as proposed to be conducted by Keystone.

2.12     Title to, Condition and adequacy of properties. Except as set forth in
Section 2.12 of the Keystone Disclosure Schedule, Keystone has good, defensible and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use or subsequent disposition of the property or assets affected thereby; and, to the best knowledge of Keystone and the Keystone Stockholders, all leases pursuant to which Keystone leases from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default, or any event which, with notice or lapse of time, or both, would constitute a material default thereunder. Keystone Stockholders Kenneth J. Kellar and Stephen J. Gehringer agree to lease Keystone's principal offices at 1801 Tilghman Street, Allentown, PA, and all fixtures and equipment located therein, to Keystone for the sum of $3,000 per month for a period of three (3) years commencing on the Date of Closing, the parties intending that TAGZ receive the benefit of this lease. The fixed assets of Keystone used in its business are in good condition, normal wear and tear excepted and the assets that Keystone will own or possess under leases immediately following the Closing are all of the assets required to enable Keystone to conduct its business as such business has been conducted during the past 12 months.

2.13 Taxes.

(a) For purposes of this Agreement: (i) "Tax" or "Taxes" shall mean (a) taxes, fees, levies, duties, tariffs, imposts, and government impositions or charges of any kind payable to any federal, state, local or foreign taxing authority, and (b) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and (ii) "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns .

(b) Other than as disclosed in Section 2.13(b) of Keystone Disclosure Schedule, Keystone has filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it, and Keystone has paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Keystone is maintaining reserves to the extent currently required. Except as does not involve or would not result in liability to Keystone, (i) there are no tax liens on any assets of Keystone; and (ii) Keystone has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1998 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP consistently applied.

(c) Keystone Stockholders agree to file any Tax Return and to pay any Taxes required in connection with any transactions conducted by Keystone prior to the Closing Date, and to indemnify and hold harmless TAGZ from any Taxes, obligations and/or liabilities connected therewith.

2.14 Intellectual Property.

(a) Except as set forth in Section 2.14 of the Keystone Disclosure Schedule, Keystone owns or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks. trade names, service marks, copyrights, and any applications therefor, trade secrets, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information that are used in the business of Keystone as currently conducted. Section 2.14 of Keystone Disclosure Schedule contains a complete and accurate list of all such patents, trademarks, trade names, service marks, copyrights, and any applications therefor, trade secrets, technology, know-how, computer software programs or applications, and other tangible or intangible proprietary information.

(b) Except as disclosed in Section 2.14 of Keystone Disclosure Schedule, Keystone is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Keystone is a party and pursuant to which Keystone is authorized to use any third-party patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how, computer software programs or applications, or other tangible or intangible proprietary information. No claims with respect to (i) any of Keystone's intellectual property or (ii) any third-party's intellectual property rights, are currently pending or, to the knowledge of Keystone or Keystone Stockholders, are threatened by any person. Keystone does not know of any valid grounds for any bona fide claims (i) to the effect that the conduct of its business or the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Keystone infringes on any copyright,. patent. trademark, service mark or trade secret or other intellectual property, rights of any person; (ii) against the use by Keystone of any trademarks, trade names, trade secrets, copyrights, patents, trade secrets, technology, know-how or computer software programs or applications used in the business of Keystone or any of its subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of Keystone's intellectual property; or (iv) challenging the license or legally enforceable right to use of any third party's intellectual property rights by Keystone.

(c) To the knowledge of Keystone and the Keystone Stockholders, (i) all Keystone's intellectual property and its rights therein, including patents, registered trademarks, service marks and copyrights held by Keystone, are valid and subsisting. Except as set forth in Section 2.14 of Keystone Disclosure Schedule, and (ii) there is no material unauthorized use, infringement or misappropriation of any of Keystone's intellectual property by any third party, including employee or former employee of Keystone.

(d) All computer software and hardware used in the conduct of Keystone's business and operations are Year 2000 compliant, which means that such software and hardware are designed to be used prior to, during, and after the calendar year 2000 A.D., and such software and hardware will operate during each of such time periods without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

2.15 Customers and Suppliers. Set forth on Section 2.15 of Keystone Disclosure Schedule are lists of the identities of the twenty (20) largest customers and twenty (20) largest suppliers, respectively, of Keystone in each of calendar years 1997 and 1998, and the first nine months of calendar year 1999, ranked by and setting forth the dollar volume of their transactions with Keystone during those respective periods. Except as set forth on Section 2.15 of the Keystone Disclosure Schedule, (i) since September 30, 1999 there has been no material adverse change in the business relationship of Keystone with any customer or supplier named in the foregoing customer or supplier schedules or any other event which has had or could reasonably be expected to have a material adverse effect on Keystone, and (ii) neither Keystone nor the Keystone Stockholders has any present information or is aware of any facts indicating that any of Keystone's customers or suppliers listed in the aforementioned customer and supplier schedules intends to cease doing business with Keystone, or alter materially the amount of the business that any of them did with Keystone during the 12 months ended December 31, 1998.

2.16 Related Party Transactions. Except as set forth in Section 2.16 of Keystone Disclosure Schedule, Keystone is not a party to any agreement or transaction with any of its officers, directors, Keystone Stockholders or employees, or any of their relatives or affiliates, and to the knowledge of the Keystone Stockholders and Keystone, no officer, director, stockholder or employee, or any relative or affiliate thereof, owns any interest in any competitor, lessor, lessee or customer or supplier of Keystone, other than the employment relationships that Keystone has with its officers and employees in the ordinary course of the conduct of its business.

2.17 Insurance. Section 2.17 of Keystone Disclosure Schedule contains a list of each policy of insurance maintained by Keystone for the protection of Keystone and its assets and business. True and correct copies of such policies have been delivered to TAGZ. All such policies are, and for at least the past five (5) years such policies (or policies substantially equivalent thereto) have been, in full force and effect and without any gaps in coverage, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination or denial of coverage has been received with respect to any such policy. Since January 1, 1998, Keystone has not been refused any insurance with respect to its properties, assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for or with which it has carried any such insurance.

2.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Keystone.

2.19 Full Disclosure. No representation or warranty made by Keystone or the Keystone Stockholders contained in this Agreement and none of their respective or joint statements contained in any certificate or schedule furnished or to be furnished by Keystone or the Keystone Stockholders to TAGZ in, or pursuant to the provisions of, this Agreement, including without limitation the Keystone Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, m light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE KEYSTONE STOCKHOLDERS

     The Keystone Stockholders hereby represent and warrant to TAGZ that:

3.1 Authority and Capacity. Keystone Stockholders have the full legal right and capacity to execute and deliver, and to perform their obligations under, and have duly executed and delivered, this Agreement with the intent to be legally bound hereby. This Agreement constitutes, and when executed and delivered by the Keystone Stockholders with the Employment and Non-Competition Agreement, if applicable, will constitute, valid and legally binding obligations of the Keystone Stockholders that are enforceable against them in accordance with their respective terms. Keystone Stockholders are not obligated to obtain any consent or approval of any other person in connection with the execution and delivery of this Agreement or the Employment and Non-Competition Agreement, if applicable, their approval thereof in their capacities as Keystone Stockholders of Keystone or the consummation of the transactions contemplated thereby and the execution and delivery of this Agreement and the Employment and Non-Competition Agreement, if applicable, and the consummation by them of the transactions contemplated thereby will not violate, or constitute a breach or default under or cause the acceleration of any obligation or liability under any contract, promissory note, mortgage, lease, license, permit, writ, decree or other instrument or agreement to which either of the Keystone Stockholders is a party or is subject.

3.2 Keystone Shares. Keystone Stockholders are the record and beneficial owners of, and have good and marketable title to, all of the outstanding shares of Common Stock of Keystone (the "Company Shares"), free and clear of any and all liens, claims, encumbrances, pledges, security interests, options, rights of first refusal, community property interests, restrictions and any other adverse interests of any kind or nature whatsoever, other than restrictions on the transferability under the federal securities laws, which, however, are not an impediment to consummation of the transactions contemplated hereby. Keystone Stockholders have not sold, transferred, conveyed, assigned, hypothecated, or granted any security interest in or pledged, or granted any option or right entitling anyone to acquire, any of Keystone Shares, and has not entered into nor is he a party to or bound by any agreement, commitment or understanding (written or oral) to do any of the foregoing. Keystone Shares are not subject to any liabilities and no liabilities will arise as a result of or in connection with the consummation of the transactions contemplated hereby.

3.3 Acknowledgements and Agreements Regarding TAGZ Representations. Keystone Stockholders acknowledge and agree that (a) TAGZ has not made, and is not making, any representations or warranties to Keystone Stockholders with respect to (i) the federal, state or local income or other tax consequences to Keystone Stockholders of their consummation of the transactions contemplated hereby, or
(ii) the future performance of TAGZ; and (b) in entering into this Agreement, and the Employment and Non-Competition Agreement, they are not relying on any statements or representations or warranties of TAGZ, or any representations or warranties made or purported to have been made by any officer, director, stockholder, employee or agent of TAGZ, other than the express representations and warranties of TAGZ contained in this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF TAGZ

     TAGZ hereby represents and warrants to Keystone and the Keystone Stockholders that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by TAGZ to Keystone that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV (the "TAGZ Disclosure Schedule"):

4.1 Organization and Qualification; Subsidiaries. TAGZ is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted. TAGZ is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

4.2 Certificate of lncorporation and By-Laws. TAGZ has heretofore furnished to Keystone and the Keystone Stockholders a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. TAGZ is not in violation of any of the provisions of Certificate of Incorporation or By-Laws.

4.3 Capitalization. As of the date hereof, the authorized capital stock of TAGZ consists of 50,000,000 shares of Common Stock, par value $.001 per share. On consummation of the transactions contemplated by this Agreement, there will be (i) a total of 18,372,215 fully paid and nonassessable shares of Common Stock that will be issued and outstanding, which will include the TAGZ Shares being issued under this Agreement; (ii) 2,412,503 shares of Common Stock reserved for issuance on the exercise of stock options. Except as set forth in Section 4.3 of the TAGZ Disclosure Schedule, as of the date of hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of TAGZ or obligating TAGZ to issue or sell any shares of capital stock of, or other equity interests in, TAGZ. There are no obligations, contingent or otherwise, of TAGZ to repurchase, redeem or otherwise acquire any of the capital stock of TAGZ.

4.4 Power and Authority. TAGZ has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TAGZ and the consummation by TAGZ of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of TAGZ, and no other corporate proceedings on the part of TAGZ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TAGZ and, assuming due authorization, execution and delivery by Keystone and Keystone Stockholders, constitutes a legal, valid and binding obligation of TAGZ enforceable against it in accordance with its terms.

4.5 No Conflict, Required Filings and Consents.

(a) The execution and delivery of this Agreement by TAGZ do not, and the performance of this Agreement by TAGZ will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of TAGZ or with any law, rule, regulation, order, judgment or decree applicable to TAGZ, or (ii) result in any breach of or constitute a default under, or impair TAGZ's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of a lien or encumbrance on any of the properties or assets of TAGZ pursuant to, any contract, agreement or other instrument or obligation to which TAGZ is a party.

(b) The execution and delivery of this Agreement by TAGZ does not, and the performance of this Agreement by TAGZ will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the 1933 Act and any applicable state securities laws, and (ii) where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent TAGZ from performing its obligations under this Agreement.

4.6 Financial Statements; Liabilities.

(a) TAGZ has furnished to Keystone and Stockholder an SEC Form 10SB/A which contains the audited financial statements of TAGZ, comprised of a balance sheet of TAGZ as of December 31, 1998, and related statements of income, cash flows and stockholders equity for the year then ended, and an SEC Form 10Q/SB which contains financial statements of TAGZ for the nine months ended, September 30, 1999, all of which have been prepared by TAGZ (collectively, the "TAGZ Financial Statements"). Except as otherwise set forth in Section 4.6 of the TAGZ Disclosure Schedule or in the footnotes contained in the TAGZ Financial Statements, such Financial Statements fairly present, in all material respects, the financial position of TAGZ as at December 31, 1998 and September 30, 1999, respectively, and the respective results of operations of TAGZ and changes in cash flows and stockholders equity for the year and nine months ended on December 31, 1998 and September 30, 1999, respectively.

(b) No Undisclosed Liabilities. Except as is disclosed in Section 4.6 of the TAGZ Disclosure Schedule, TAGZ does not have any liabilities (absolute, accrued, contingent or otherwise), except (a) liabilities that individually and in the aggregate are adequately provided for in TAGZ's balance sheet (including any related notes thereto) as of September 30, 1999 included in the TAGZ Financial Statement (the "1999 TAGZ Balance Sheet"), (b) non-material liabilities which were incurred in the ordinary course of business and were not required under generally accepted accounting principles to be reflected on the 1999 TAGZ Balance Sheet, or (c) liabilities which were incurred after September 30, 1999 in the ordinary course of business and consistent with past practice.

4.7     Absence of Material Adverse Changes. Except as is disclosed in Section

4.7 of the TAGZ Disclosure Schedule, since September 30, 1999, there has not been (i) a material adverse change in the financial condition or results of operations or business of TAGZ or (ii) any action or legal proceeding that has been brought or is known by TAGZ to have been threatened against it, or (iii) any other event known to TAGZ, that has had or is reasonably expected to have a material adverse effect on TAGZ.

4.8 Restrictions on Business Activities. To the best knowledge of TAGZ, there is no material agreement, judgment, injunction, order or decree binding upon TAGZ which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of TAGZ, any acquisition of property by TAGZ or the conduct of business by TAGZ as currently conducted or as proposed to be conducted by TAGZ.

4.9 Related Party Transactions. Except as set forth in Section 4.9 of the TAGZ Disclosure Schedule, TAGZ is not a party to any agreement or transaction with any of its officers, directors, stockholders or employees or, to its knowledge, any of their respective relatives or affiliates, and to the knowledge of TAGZ, no officer, director, stockholder or employee of TAGZ, or any relative or affiliate thereof, owns any interest in any competitor, lessor, lessee or customer or supplier of TAGZ, other than the employment relationships that TAGZ has with its officers and employees in the ordinary course of the conduct of its business.

4.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fed or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TAGZ .

4.11 Full Disclosure. No representation or warranty of TAGZ contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by TAGZ to Keystone in, or pursuant to the provisions of, this Agreement, including without limitation the TAGZ Disclosure Schedule, contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE CLOSING

5.1 Conduct of business by Keystone Pending the Closing. Keystone and Keystone Stockholders jointly and severally covenant and agree that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Keystone shall conduct its business only in Keystone, and Keystone (i) shall not take any action except in the ordinary course of business and in the manner consistent with past practice; and (ii) shall use reasonable commercial efforts to preserve substantially intact the business organization of Keystone, to keep available the services of the present officers, employees and consultants of Keystone and to preserve the present relationships of Keystone with customers, suppliers and other persons with which Keystone has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Keystone shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of TAGZ, which consent shall not be unreasonably withheld:

(a) amend or otherwise change the Articles of Incorporation or By-Laws of Keystone;

(b) issue, sell, grant, pledge, dispose of or encumber, or authorize the issuance, sale, grant, pledge, disposition or encumbrance of, any shares of capital stock of any class, including shares of Common Stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Common Stock or of any other class or series of shares, or any other ownership interest (including, without limitation, any phantom interest) in Keystone;

(c)     sell, pledge, dispose of or encumber any assets of Keystone except for

(i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) disposition of obsolete or worthless assets;

(d) except as contemplated by Section 5.5 hereof, take any of the following actions with respect to its capital stock: (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, shares of Company Common stock, or propose to do any of the foregoing;

(e) Take any of the following actions: (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, limited liability company, partnership or other business organization or division thereof, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or make any loans or advances to any person or entity, (iii) enter into or amend any Material Contract, (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e); provided, however, that TAGZ consents to Keystone's refinance of the "Existing Revolving Credit Loans" with the "Shareholder Revolving Credit Loans" listed in Section 2.5 of the Keystone Disclosure Schedule, and Keystone may execute, deliver and carry out a Credit Agreement to make the borrowings to be provided by Kenneth J. Kellar and Stephen
J. Gehringer to Keystone thereunder, as security for Keystone's obligations on account of the Shareholder Revolving Credit Loans, to execute and deliver revolving credit notes in evidence of such borrowing and to perform its obligations thereunder and to execute and deliver a security agreement and collateral assignment of rents and to perform obligations thereunder. All such action to be taken by Stephen J. Gehringer and Kenneth J. Kellar as President and Vice President of Keystone, respectively, has been duly authorized by all necessary corporate proceedings on the part of Keystone and TAGZ, including Keystone's making execution and delivery of a guaranty and suretyship agreement, a security agreement and a collateral assignment of loan documents to National Penn Bank and the execution and delivery of any other loan documents National Penn Bank may require as security for making a One Million Dollar revolving credit loan to Stockholders Kenneth J. Kellar and Stephen J. Gehringer at the time of Closing, and the Board of Directors of TAGZ has determined that it is advisable and in the best interest of TAGZ's stockholders that Keystone refinance the "Existing Revolving Credit Loans" with the "Shareholder Revolving Credit Loans" and to consummate the transaction contemplated thereby, and the execution and delivery of this Agreement by TAGZ and the consummation of the "Shareholder Revolving Credit Loans" to Keystone have been duly and validly authorized by all necessary corporation action on the part of TAGZ, and no other corporate proceedings on the part of TAGZ are necessary to authorize Stephen J. Gehringer and Kenneth J. Kellar, as President and Vice President, respectively, of Keystone to consummate the "Shareholder Revolving Credit Loans" to Keystone.

(f) increase the compensation or employee benefits payable or to become payable to its officers, directors or employees or independent contractors, except for increases in salary or wages of employees (other than officers) of Keystone in accordance with past practice, or grant any severance to termination pay to, or enter into or amend or terminate any employment or severance agreement with any director, officer or other employee of Keystone or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

(g) take any action to change accounting policies, principles, practices or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

(h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agreement to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in Keystone Financial Statements;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than as required under Section 5.5(b) or any payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in Keystone Financial Statements or incurred in the ordinary course of business and consistent with past practice, provided such payment does not constitute a prepayment, in whole or in part, of any such liabilities

(j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above;
Keystone and Keystone Stockholders also each agree, jointly and severally, that neither of them will take any action which would (i) make any of their representations or warranties contained in this Agreement untrue or incorrect or
(ii) prevent or interfere with the performance by Keystone or the Keystone Stockholders of any of their respective covenants contained in this Agreement. The Keystone Stockholders also covenant and agree that they will not grant any options or rights to acquire, or pledge or permit the imposition of any liens or encumbrances on or hypothecate, any of Keystone Shares and that they will not enter into any agreement or understanding, written or oral, that provides therefor.

5.2 No Solicitation.

(a) Neither Keystone, directly or indirectly, through any officer, director, employee, representative or agent of Keystone, nor the Stockholder, directly or indirectly through any agent or representative, shall (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Keystone or Keystone Shares, other than the contribution of Keystone Shares to TAGZ (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning any Acquisition Proposal, (iii) provide any nonpublic information to any person relating to Keystone or its business or any of the transactions contemplated hereby, or (iv) enter into any agreement or understanding, written or oral, relating to any Acquisition Proposal. Keystone and Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations that either of them may be having with any person (other than TAGZ) with respect to any Acquisition Proposal or which could conceivably lead to the making of an Acquisition Proposal. 'Be Company and the Stockholder agree not to release any third party from the provisions of any confidentiality agreement that such third party may have with Keystone or Keystone Stockholders.

(b) Each of Keystone and Stockholder shall notify TAGZ immediately after receipt by either of them of any Acquisition Proposal or any request for nonpublic information relating to, or for access to the properties, books or records of, Keystone by any person or entity. Such notice to TAGZ shall be made orally and in writing.

(c) Keystone shall ensure that the officers, directors and employees of Keystone any advisor or representative retained by Keystone are aware of and shall comply with the restrictions described in this Section 5.2.

5.3 Access to Information. Upon reasonable notice, and subject to the provisions of Section 5.10 hereof, Keystone and TAGZ shall each afford to the officers. employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Closing, to all its properties, books, contract, commitments and records and, during such period, Keystone and TAGZ each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either TAGZ or Keystone may reasonably request.

5.4 Consents; Approvals. Keystone, Keystone Stockholders and TAGZ shall each use their best reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and Keystone, Keystone Stockholders and TAGZ shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by Keystone, Keystone Stockholders and TAGZ and the consummation by them of the transactions contemplated hereby. Keystone and TAGZ shall furnish all information required to be included in any applications or other filings to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement.

5.5 Distribution of Certain Assets and Discharge of Certain Liabilities.

(a) Withdrawal of Retained Earnings. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, Keystone shall be entitled to effectuate, not later than the day immediately preceding the Closing Date, a distribution to the Keystone Stockholders of an amount equal to (i) Keystone Stockholders' paid-in capital of $75,000; and (ii) Keystone's retained earnings as of the Closing Date. In conjunction therewith, Keystone Stockholders shall
(i) obtain all consents of third parties required in order to avoid such distribution constituting a breach or violation of any Material Contracts of Keystone, (ii) pay or otherwise discharge, without cost or liability to Keystone, all costs, expenses, liabilities, liens, charges and encumbrances that may arise in connection with or by reason of such distribution, and (iii) be responsible for and shall pay and discharge, without cost or liability to Keystone, any and all Taxes arising out of or in connection with such distribution.

(b) Excluded Liabilities. By the close of business on the day immediately preceding the Closing Date, Keystone Stockholders shall (i) have paid or otherwise discharged, or set aside cash funds required to pay or discharge in full (without cost or liability to Keystone) all of the Pre-Closing Excluded Liabilities (as hereinafter defined), and (ii) shall have obtained all releases and terminations of security interests and liens and encumbrances on all of the assets of Keystone. If and to the extent that it is determined that any of the known Pre-Closing Excluded Liabilities were not discharged by Keystone Stockholders prior to the Closing, the Acquisition Consideration otherwise payable to the Keystone Stockholders by TAGZ on the Closing Date shall be reduced on a dollar-for-dollar basis as provided in Section 1.2 of this Agreement. For purposes of this Paragraph 5.5(b), the Keystone Stockholders shall be entitled to pay or discharge the Pre-Closing Excluded Liabilities with
(x) their personal funds, or (y) any of the distributions authorized by Paragraph 5.5 (a) above, but in no event with or by means of the sale or disposition of any other assets of Keystone. Notwithstanding the foregoing, the Pre-Closing Excluded Liabilities shall not include and Keystone shall retain the liabilities set forth on Exhibit E hereto (the "Company Retained Liabilities").

(c) Indemnification. The purpose of Paragraph 5.5(b) is to insure that, at the time of the acquisition of Keystone by TAGZ, Keystone will not have any obligations or liabilities that have or may have arisen from the conduct of its business or its operations, or from any other activity, prior to the Closing, other than the Company Retained Liabilities. Accordingly, in furtherance thereof, each of the Keystone Stockholders agrees that, from and after the Closing, he shall indemnify and hold harmless TAGZ and Keystone and their respective officers, directors, Keystone Stockholders, employees and agents (other than the Keystone Stockholders themselves) (collectively, the "Indemnified Parties"), and the respective successors, heirs and assigns of the Indemnified Parties from and against (i) any and all debts, obligations and liabilities (other than the Company Retained Liabilities), whether fixed or contingent and known or unknown, that exist on the date hereof or arise hereafter out of or in connection with the conduct of Keystone's business prior to the Closing (the "Pre-Closing Excluded Liabilities"), (ii) any breach of or default with respect to any of the representations and warranties of Keystone or Keystone Stockholders contained in this Agreement, and (iii) all costs and expenses, including reasonable attorneys and accountants and expert witness fees and disbursements that are incurred by any of the Indemnified Parties, or their successors, heirs or assigns, in connection with the defense of any action or proceeding brought against any of the Indemnified Parties by reason of the Keystone Stockholders' failure to have discharged or paid any of the Pre-Closing Excluded Liabilities or which assert claims which, if established, would evidence that one or more representations or warranties of Keystone or the Keystone Stockholders contained in this Agreement were untrue either when made or at the time of the Closing.

5.6 Notification of Certain Matters. Keystone or the Keystone Stockholders shall give prompt notice to TAGZ, and TAGZ shall give prompt notice to Keystone of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by such party in this Agreement to be materially untrue or inaccurate, or
(ii) any failure of Keystone, the Keystone Stockholders or TAGZ, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
5.7 Further Action. On the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by TAGZ to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of TAGZ or Keystone.

5.8 Public Announcements. TAGZ and Keystone shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld.

5.9 Confidential Information. Each party acknowledges that it may have access to various items of proprietary and confidential information of the other in the course of investigations and negotiations prior to Closing. Confidential information of any party hereto (the "disclosing party") furnished or delivered to the other party (the "receiving party") or to any of the receiving party's directors, officers, employees, agents or advisors (collectively, its "Representatives") shall be kept strictly confidential by the receiving party and by its Representatives and shall not be used for any purpose other than to facilitate the consummation of the transactions contemplated herein. Confidential information shall include any proprietary business or other information which is delivered (orally or in writing) by a disclosing party or any of its Representatives to the receiving party or any of its Representatives, and any such information that is included in or incorporated into any notes, analyses, memoranda, projections or other documents that are prepared by the receiving party or any of its Representatives, unless such information (a) is already of public knowledge, or (b) becomes of public knowledge through no fault, action or inaction of the receiving party or its Representatives, or (c) is demonstrated by the receiving party to have been known by the receiving party, or any of its Representatives prior to the disclosure of such information by the disclosing party to the receiving party, unless such knowledge was acquired from a person who the receiving party or its Representatives knew or reasonably should have known was subject, at the time of such disclosure, to a fiduciary or other duty of non-disclosure to the disclosing party. Except as permitted by Section 5.8, no party hereto, nor its respective Representatives, shall intentionally disclose the existence or nature of, or any of the terms and conditions relating to, the transactions referred to herein, to any third person; provided, however that such information may be disclosed (i) with the written consent of the other parties hereto, (ii) in applications or requests required to be made to obtain licenses, permits, approvals or consents needed to consummate the transactions contemplated herein, (iii) to the professional advisors of each party hereto who need to know such information in connection with the consummation of the transactions contemplated hereby, or (iv) pursuant to court order or subpoena, provided, however, that if any receiving party or any of its Representatives is served with a court order or subpoena that would require the disclosure of any of the confidential information of a disclosing party, the receiving party or such Representative so served (as the case may be) shall promptly, but in any event within three (3) days thereafter, notify the disclosing party thereof and shall provide reasonable cooperation, at the disclosing party's expense, with any, efforts that the disclosing party may undertake to quash such court order or subpoena or obtain a protective order with respect to the disclosure and use of such confidential information. The restrictions and obligations contained in this Section 5.9 that are applicable to TAGZ and Keystone shall terminate upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1 Conditions to Obligations of each Party to Consummate Transactions. The performance by each party of its respective obligations under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions unless waived in writing by such party:
(a) Absence of lnjunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by any administrative agency or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes their consummation illegal;

(b) Governmental Actions. There shall not have been instituted, pending or threatened, in writing, any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit TAGZ, following the Closing, from exercising all material rights and privileges pertaining to its ownership of Keystone or seeking to prohibit or limit Keystone, following the Closing, from conducting its business as it has been heretofore conducted or seeking to compel TAGZ or any of its subsidiaries (including Keystone) to dispose of or hold separate all or any material portion of its business or assets as a result of the consummation of the transactions contemplated by this Agreement or the Other Combination Transactions; provided, that, such limitation or prohibition, or the requirement that any portion of the business or assets of TAGZ or any of its subsidiaries (including Keystone), would have or could reasonably be expected to have a Material Adverse Effect on TAGZ and its subsidiaries taken as a whole or Keystone.

6.2 Additional Conditions to Obligations of TAGZ. The obligations of TAGZ to consummate its acquisition of Keystone Shares and perform its other obligations under this Agreement also are subject to the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Keystone and Stockholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by this Agreement or by Keystone Disclosure Schedule, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and TAGZ shall have received a certificate to such effect signed by the President of Keystone.

(b) Performance of Covenants. Keystone and the Keystone Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or him (as the case may be) on or prior to the Closing Date, and TAGZ shall have received a certificate to such effect signed by the President of Keystone;

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained by TAGZ or Keystone or the Keystone Stockholders for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Keystone or the Keystone Stockholders (as the case may be);
(d) Additional Instruments. TAGZ shall have received the Closing Documents listed on Exhibit B hereto and such other instruments and documents as TAGZ or its counsel reasonably deems to be necessary.

                                   ARTICLE VII
                                   TERMINATION

7.1.     Termination.   This Agreement may be terminated and the transactions
herein contemplated may be abandoned at any time prior to the Closing: (a) by mutual written consent of TAGZ and the Keystone Stockholders; (b) by TAGZ, if any of the conditions to its obligations set forth in Article VI of this Agreement shall not have been satisfied, or waived by TAGZ in writing, prior to January 21, 2000, provided, however, that TAGZ is not itself in breach of any of its material obligations or representations or warranties under this Agreement;
(c) by Keystone and/or Keystone Stockholders if any of the conditions to their obligations set forth in Article VI of this Agreement shall not have been satisfied, or waived by Keystone and/or Keystone Stockholders in writing prior to January 11, 2000, provided, however, that Keystone and/or Keystone Stockholders are not themselves in breach of any of their material obligations or representations or warranties under this Agreement.
Notwithstanding anything to the contrary contained elsewhere in this Agreement, if a party hereto has breached this Agreement (a "Breaching Party") and such breach is of a nature that it is susceptible of cure, and the other party determines to terminate this Agreement by reason thereof, such other party shall give prompt written notice of such termination to the Breaching Party and such intended termination shall not become effective provided that the Breaching Party effectuates a cure of such breach by the earlier of (i) the 30th day following such notice of termination or (ii) February 28, 2000.

7.2 Procedure Upon Termination. Any termination and abandonment by TAGZ or the Keystone Stockholders, or both, pursuant to Section 7.1 hereof, shall be effective on written notice thereof from the terminating party to the other parties and upon any such termination:

(a) Each party will redeliver all documents, workpapers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b) The obligations of confidentiality set forth in Section 5.09 hereof shall continue despite such termination; and

(c) The parties shall be relieved of any obligation to consummate the transactions contemplated hereby, but none of the parties shall be relieved of any liability for its breach or default under this Agreement.

                                  ARTICLE VIII
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Regardless of any due diligence or other investigation, either prior to or after the Closing, or any verification or approval by any party hereto or by anyone or on behalf of any party hereto, all of the representations and warranties set forth in this Agreement or in any certificates delivered pursuant hereto shall remain in full force and effect and shall survive the Closing until the expiration of three (3) years from the Closing Date, except that (i) the representations and warranties of Keystone relating to Taxes shall survive until six (6) months following the expiration of the statutory limitations period applicable to such Taxes, (ii) the representations and warranties of Keystone and Keystone Stockholders contained in Sections 2.3 and 2.4, the representations and warranties of Keystone Stockholders contained in Sections 3.1 and 3.2 and the representations and warranties of TAGZ contained in Sections 4.3 and 4.4, shall survive for a period of seven (7) years following the Closing. All covenants which by their terms require performance or compliance following the Closing, including the obligations of Keystone Stockholders under Section 5.5, shall remain in full force and effect and shall survive the Closing until they have been fully performed and discharged; provided, however that the covenants of Keystone Stockholders under Paragraphs 5.5(b) and 5.5(c) with respect to Taxes that constitute Pre-Closing Excluded Liabilities shall survive until six
(6) months following the expiration of the statutory limitations period applicable to the payment of Taxes.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the addresses set forth on Exhibit H hereto or sent by electronic transmission, with confirmation received, to the telecopy numbers specified on that Exhibit (or at such other address or telecopy number for a party as shall be specified by like notice):

9.2 Interpretation and Certain Definitions. This Agreement is the result of arms'-Iength negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. In addition, for purposes of this Agreement, the term:

(a) "Collectibles" means rare or valuable coins, stamps, sports cards, sports memorabilia, or autographed items;

(b) "Affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which Keystone (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

(c)     "business day" means any day on which banks in Pennsylvania are open;

(e) "control" (including the terms "controlled by" and "under common control with") means possession, directly or indirectly or as trustee or executor, or the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

(e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, provided, however, the signature of Keystone shall not be required if such instrument has been signed by Keystone Stockholders.

9.4 Waiver. At any time prior to the Closing, the Keystone Stockholders, on behalf of themselves and Keystone, may with respect to TAGZ and TAGZ may with respect to the Keystone Stockholders and Keystone (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.5 Headings. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define, limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

9.6 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If by reason of such a determination of invalidity, illegality or unenforceability the material economic or legal substance of the transactions contemplated hereby would have a material adverse effect on Keystone or TAGZ or would prevent the satisfaction of the conditions to the consummation of the transactions contemplated hereby, the parties hereto shall endeavor in good faith to reach agreement on modifications to this Agreement that would effectuate the original intent of the parties as closely as possible in a mutually acceptable manner to the end that transactions contemplated hereby can be consummated.

9.7 Entire Agreement. This Agreement (inclusive of Keystone Disclosure Schedule and TAGZ Disclosure Schedule) constitutes the entire agreement and supersedes any prior agreements and undertakings, both oral and written, among the parties, or any of them, with respect to the subject matter hereof.

9.8 Assignment. This Agreement shall not be assigned voluntarily by any of the parties nor by operation of law or otherwise.

9.9 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.5 (which is intended to be for the benefit of the Indemnified Parties and the others specifically referenced therein as beneficiaries of the agreements contained in Section 5.5, and may be enforced by such Indemnified Parties and other persons).

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11 Governing Law; Jurisdiction over Legal Actions. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware. In the event any party hereto is required to initiate any legal action or proceeding to enforce its rights hereunder, such action or proceeding shall be brought and maintained exclusively in the Superior Court for the County of Orange, in California and each party agrees to accept, and not to challenge, the jurisdiction of such court over the parties and the subject matter of such action or proceeding or the convenience of the forum and to accept and not to challenge the adequacy of service by certified or registered mail. The prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys fees and disbursements, expert witness fees and disbursements and other costs of suit from the non-prevailing party. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY WAWFS ITS RIGHT TO A JURY TRIAL IN ANY SUCH ACTION OR PROCEEDING, IRRESPECTIVE OF WHICHEVER PARTY MAY BRING ANY SUCH ACTION OR PROCEEDING.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of TAGZ and Keystone has caused this Agreement to be executed, by its respective officers thereunto duly authorized, and Keystone Stockholders have executed this Agreement, as of the date first written above. Keystone & Kellar, Inc.

Keystone & Kellar, Inc.

By: /s/ Stephen J. Gehringer

Tangible Asset Galleries, Inc.

By: /s/ Silvano DiGenova


/s/ Stephen J. Gehringer
Stephen J. Gehringer

/s/ Kenneth J. Kellar
Kenneth J. Kellar

/s/ Curtis W. Mease
Curtis W. Mease

CONSENT OF SPOUSE
The undersigned is the spouse of Stephen J. Gehringer, who is the owner of ___ of the shares of Common Stock (the "Company Shares") of Gehringer & Kellar, Inc., a Pennsylvania corporation (the "Company"). I am aware that my spouse intends to enter into that certain Acquisition Agreement to be dated as of December 30, 1999 (the "Acquisition Agreement") and that the Acquisition Agreement, by its express terms, provides for my spouse to contribute and transfer all of his Company Shares, including any interest of any kind that I may have in those Company Shares, to Tangible Asset Galleries, Inc. ("TAGZ").
I have read and understand the terms and consequences of the Acquisition Agreement. I hereby approve, and gives my consent to, the execution and delivery of the Acquisition Agreement and the contribution and transfer of the Company Shares, together with any interest of any kind that I may have in those Company Shares, to TAGZ pursuant to the Acquisition Agreement by my spouse.
December 30,1999

Name: /s/ Joyce Gehringer

CONSENT OF SPOUSE

The undersigned is the spouse of Kenneth J. Kellar, who is the owner of ___ of the shares of Common Stock (the "Company Shares") of Gehringer & Kellar, Inc., a Pennsylvania corporation (the "Company"). I am aware that my spouse intends to enter into that certain Acquisition Agreement to be dated as of December 30,1999 (the "Acquisition Agreement") and that the Acquisition Agreement, by its express terms, provides for my spouse to contribute and transfer all of his Company Shares, including any interest of any kind that I may have in those Company Shares, to Tangible Asset Galleries, Inc. ("TAGZ").
I have read and understand the terms and consequences of the Acquisition Agreement. I hereby approve, and gives my consent to, the execution and delivery of the Acquisition Agreement and the contribution and transfer of the Company Shares, together with any interest of any kind that I may have in those Company Shares, to TAGZ pursuant to the Acquisition Agreement by my spouse.

_________________1999

Name: /s/ Unknown signature

CONSENT OF SPOUSE

The undersigned is the spouse of Curtis W. Mease, who is the owner of ___ of the shares of Common Stock (the "Company Shares") of Gehringer & Kellar, Inc., a Pennsylvania corporation (the "Company"). I am aware that my spouse intends to enter into that certain Acquisition Agreement to be dated as of December 31, 1999 (the "Acquisition Agreement") and that the Acquisition Agreement, by its express terms, provides for my spouse to contribute and transfer all of his Company Shares, including any interest of any kind that I may have in those Company Shares, to Tangible Asset Galleries, Inc. ("TAGZ").
I have read and understand the terms and consequences of the Acquisition Agreement. I hereby approve, and gives my consent to, the execution and delivery of the Acquisition Agreement and the contribution and transfer of the Company Shares, together with any interest of any kind that I may have in those Company Shares, to TAGZ pursuant to the Acquisition Agreement by my spouse.
January 21, 1999

Name: /s/ Kateryna Mease

               TANGIBLE ASSET GALLERIES, INC. DISCLOSURE SCHEDULE

4.3     See Form 10SB/A
4.6     See Form 10SB/A
4.7     Inapplicable
4.9     See Form 10SB/A

                      KEYSTONE COMPANY DISCLOSURE SCHEDULE

2.1     Inapplicable

2.3     Inapplicable.

2.5     "Material Contracts" include:

(a) Revolving Credit Loan from National Penn Bank to Keystone in an aggregate principal amount not exceeding the Bank's current commitment of SIX HUNDRED THOUSAND AND 00/100 DOLLARS ($600,000.00) (the "$600,000.00 National Penn Revolving Credit Loan"). A true and correct copy of the $600,000.00 National Penn Revolving Credit Note evidencing the $600,000.00 National Penn Revolving Credit Loan, together with every other document made, executed and delivered to the Bank as security for Keystone's obligations on account of the $600,000.00 National Penn Revolving Credit Loan are attached hereto, made a part hereof, and marked as Exhibit "2.5(a)";

(b) Revolving Credit Loan from National Penn Bank to Keystone in an aggregate principal amount not exceeding the Bank's current commitment of TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00) (the "$200,000.00 National Penn Revolving Credit Loan"). A true and correct copy of the $200,000.00 National Penn Revolving Credit Note evidencing the $600,000.00 National Penn Revolving Credit Loan, together with every other document made, executed and delivered to the Bank as security for Keystone's obligations on account of the $600,000.00 National Penn Revolving Credit Loan are attached hereto, made a part hereof, and marked as Exhibit "2.5(b)";

(c) " Revolving Credit Loan from Summit Bank to Keystone in an aggregate principal amount not exceeding the Bank's current commitment of TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($200,000.00) (the "$200,000.00 Summit Bank
Revolving Credit Loan"). A true and correct copy of the $200,000.00 Summit Bank Revolving Credit Note evidencing the $200,000.00 Summit Bank Revolving Credit Loan, together with every other document made, executed and delivered to the Bank as security for Keystone's obligations on account of the $200,000.00 Summit Bank Revolving Credit Loan are attached hereto, made a part hereof, and marked as Exhibit 2.5(c)".

(d) That certain Lease dated December 31, 1999 by and between Kenneth J. Kellar and Stephen J. Gehringer, as Lessor, and Keystone, as Lessee, whereby Lessee leases from Lessor the premises located at 1801 Tilghman Street, Allentown, Lehigh County, Pennsylvania, for a period of three (3) years, commencing January 1, 2000 and terminating on December 31, 2003 at the annual rental of THIRTY-SIX THOUSAND AND 00/00 DOLLARS ($36,000.00), payable in equal installments in advance on the first (1st) day of each month for that month's rental, during the term of the Lease. A true and correct copy of the Lease is attached hereto, made a part hereof, and marked as Exhibit "2.5(d)".

The performance of the Acquisition Agreement will result in a breach of or constitute a default of the $600,000.00 National Penn Revolving Credit Loan, $200,000.00 National Penn Revolving Credit Loan, and the $200,000-00 Summit Revolving Credit Loan (the "Existing Revolving Credit Loans"), and, accordingly, Keystone Stockholders Kenneth J. Kellar and Stephen J. Gehringer agree to make revolving credit loans (the "Shareholder Revolving Credit Loans") to Keystone on the Date of Closing in an aggregate principal amount not exceeding ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) to refinance Keystone's existing obligations under the Existing Revolving Credit Loans, and the Shareholder Revolving Credit Loans as well as that certain Lease dated December 31, 1999 shall be retained by Keystone post-closing as "Company Retained Liabilities" defined in Section 5.5(b) of that certain Acquisition Agreement dated December 30, 1999.

2.6     Inapplicable.

2.7     Inapplicable.

2.8     Inapplicable.

2.9     Inapplicable.

2.10     (a)    "SEP". A true and correct copy of Keystone's SEP is attached hereto. made a part hereof and marked as Exhibit " 2. 1 0(a) ".

(b)     Inapplicable.

2.11     Inapplicable.

2.12 Except for the creation of any lien or grant of any security interest by Keystone as security for its obligations on account of the Existing Revolving Credit Loans and the Shareholder Revolving Credit Loans to be made on the Day of Closing.

2.13     Inapplicable.

2.14     Inapplicable.

2.15 Customers: United Precious Metals; Tony Mat, Inc; Heraeis Precious Metals; Goldline; Classic Coin Company
Cliff Brackens Rare Coins;U.S. Coins; Avena Rare Coin; Anthonys
Suppliers: Andy Muller, Jr.; TAGZ; Tony Mat, Inc.; John Albanese Rare Coin; Classic Coin Company

2.16     Inapplicable

2.17 Insurance Policies - a true and correct copy of each policy of insurance maintained by Keystone is attached hereto, made a part hereof, and marked as Exhibit "2.17".